Exhibit 5.1

December 20, 2013

La Jolla Pharmaceutical Company 4660 La Jolla Village Drive, Suite 1070 San Diego, California 92122

Ladies and Gentlemen:
This opinion letter is furnished to you in connection with the registration statement on Form S-8 (the “Registration Statement”), filed by La Jolla Pharmaceutical Company, a California corporation (the “Company”), on the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 113,390,793 shares of Common Stock, $0.0001 par value, of the Company. 91,930,707 shares of Common Stock (the “Inducement Shares”) were issued pursuant to standalone inducement awards (the “Inducement Awards”) and 21,460,086 shares of Common Stock (the “Plan Shares”) are issuable under the Company’s 2013 Equity Incentive Plan (the “2013 Plan”).
We are familiar with the actions taken by the Company in connection with the adoption of the Inducement Awards and the 2013 Plan. We have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.
The opinions expressed below are limited to the California Corporations Code.
Based upon and subject to the foregoing, we are of the opinion that (i) the Inducement Shares have been duly authorized and validly issued and are fully paid and non-assessable and (ii) the Plan Shares have been duly authorized and, when the Plan Shares have been issued and sold in accordance with the terms of the 2013 Plan, the Plan Shares will be validly issued, fully paid and non-assessable.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ Ropes & Gray LLP

Ropes & Gray LLP